UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 21, 2012

eHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip code)

(650) 584-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director and Executive Officer Appointment

The Compensation Committee of the Board of Directors of eHealth, Inc. (the “Company”) approved an employment agreement with Bill Shaughnessy, pursuant to which Mr. Shaughnessy will become eHealth’s President and Chief Operating Officer, effective March 27, 2012. On the same date, Mr. Shaughnessy will also become a member of the Company’s board of directors.

Prior to joining eHealth, Mr. Shaughnessy, age 47, was Senior Vice President of Product Management and Product Marketing at Yahoo! Inc., a digital media company, from July 2010 to March 2012. From March 1994 to March 2009, Mr. Shaughnessy held various senior management positions at Microsoft Corporation, a global software company, most recently as its Global Vice President of Sales, Marketing and Services in the Advertising and Publisher Solutions Group. Mr. Shaughnessy holds a B.S. degree in business administration from California State University – Fresno.

Mr. Shaughnessy will serve as a Class II director for a term expiring at the Company’s annual meeting of stockholders in 2014. Mr. Shaughnessy will not receive compensation in connection with his service on the Board.

In connection with his appointment as President and Chief Operating Officer, Mr. Shaughnessy entered into an Employment Agreement pursuant to which he will receive an annual salary of $500,000. In addition, Mr. Shaughnessy will be eligible for an annual performance bonus of at least 60% of his base salary (pro-rated for the first partial year). Mr. Shaughnessy will receive a signing bonus of up to $225,000; provided that if Mr. Shaughnessy voluntarily terminates his employment other than for good reason or is terminated for cause within two years of his employment start date, Mr. Shaughnessy is obligated to repay the sign-on bonus to the Company.

In accordance with the Company’s equity award policy, on April 17, 2012, Mr. Shaughnessy will be granted a non-statutory stock option covering 400,000 shares of Company common stock (the “Option”). The Option will be scheduled to vest at a rate of 20% on the first anniversary of Mr. Shaughnessy’s employment start date and as to 1/60th of the originally covered shares each month thereafter, so as to be 100% vested on the five year anniversary of Mr. Shaughnessy’s employment start date, subject to Mr. Shaughnessy’s continued service to the Company.

On April 17, 2012, Mr. Shaughnessy will also be granted a restricted stock unit covering 25,000 shares of Company common stock (the “RSU Grant”). The RSU Grant will be scheduled to vest at a rate of 25% of the covered units on each anniversary of Mr. Shaughnessy’s start date, so as to be 100% vested on the four year anniversary of Mr. Shaughnessy’s employment start date, subject to Mr. Shaughnessy’s continued service to the Company.

In the event that Mr. Shaughnessy is terminated without cause or voluntarily terminates for good reason in the period commencing on the date upon which the Company enters into a binding definitive agreement that if consummated, would constitute a change of control and ending twelve months following such change of control (the “Change of Control Period”), then subject to the effectiveness of a release of claims to the Company and its affiliates from Mr. Shaughnessy, he will receive a lump-sum payment equal to twelve months’ base salary, a pro-rated annual target bonus, a lump-sum payment of $36,000 in lieu of Company-subsidized COBRA payments and 100% vesting acceleration of all equity compensation awards (which, for any unvested full-value awards subject to performance-based vesting, will be at the on-target performance level).

In the event that Mr. Shaughnessy is terminated without cause or voluntarily terminates for good reason outside of the Change of Control Period, then subject to the effectiveness of a release of claims to the Company and its affiliates from Mr. Shaughnessy, he will receive twelve months’ continued base salary payments, twelve months’ continued payments of $3,000 per month in lieu of Company-subsidized COBRA payments and twelve months’ vesting acceleration of all equity compensation awards (which, for any unvested full-value awards subject to performance-based vesting, will be at the on-target performance level), with a waiver of any vesting cliff of more than one month’s duration.

Mr. Shaughnessy’s employment agreement does not provide any golden parachute excise tax gross-up provisions.

Mr. Shaughnessy does not have any family relationships with any director, executive officer, or person nominated or chosen by eHealth to become a director or executive officer of the Company. Mr. Shaughnessy is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Executive Officer Departures

On March 22, 2012, the Company announced the departures of Bruce A. Telkamp, Executive Vice President of Business and Corporate Development, and Dr. Sheldon X. Wang, Executive Vice President of Technology and Chief Technology Officer, effective April 2, 2012.

The information contained in Company’s press release dated March 22, 2012 is incorporated herein by reference and furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 22, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2012	/s/ STUART M. HUIZINGA
Stuart M. Huizinga
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 22, 2012.